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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HAYNES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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  Stockholders of Haynes International, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") to be held Monday, February 25, 2008 at 2:00 p.m. (EST) at The Holiday Inn Select Airport, located near Indianapolis International Airport, at 2501 South High School Road, Indianapolis, Indiana 46241.

        The business to be discussed and voted upon by the Stockholders at the Annual Meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement.

        We hope you are able to attend the Annual Meeting personally, and we look forward to meeting with you. Whether or not you attend it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope. The vote of each Stockholder is very important. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

        On behalf of the Board of Directors and management of Haynes, I sincerely thank you for your continued support.

Sincerely,
Haynes International, Inc.

Francis J. Petro

President and Chief Executive Officer

HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2008

  Stockholders of Haynes International, Inc.:

        The Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") will be held at The Holiday Inn Select Airport, located near Indianapolis International Airport, at 2501 South High School Road, Indianapolis, Indiana 46241 on Monday, February 25, 2008 at 2:00 p.m. (EST) for the following purposes:

  (a)
  To elect directors of Haynes to serve for a one-year term, and

  (b)
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on January 11, 2008 are entitled to notice of, and to vote at, the Annual Meeting.

        YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

By Order of the Board of Directors,

Anastacia S. Kilian
Secretary

January 25, 2008
Kokomo, Indiana

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2008

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. ("Haynes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 2:00 p.m. (EST) on Monday, February 25, 2008, and at any adjournment thereof. The meeting will be held at The Holiday Inn Select Airport, located near Indianapolis International Airport, at 2501 South High School Road, Indianapolis, Indiana 46241. This proxy statement and the accompanying form of proxy were first mailed to Stockholders of the Company (the "Stockholders") on or about January 25, 2008.

        A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The signing of a proxy does not preclude a Stockholder from attending the Annual Meeting in person. All proxies returned prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted FOR each of the proposals set forth herein. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal has been approved, but will be counted for purposes of determining whether a quorum is present.

        As of the close of business on January 11, 2008, the record date for the Annual Meeting, there were outstanding and entitled to vote 11,905,310 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote. Haynes has no other voting securities outstanding. Stockholders do not have cumulative voting rights. All Stockholders of record as of January 11, 2008 are entitled to notice of and to vote at the Annual Meeting.

        A quorum will be present if a majority of the shares of common stock are present, in person or by proxy, at the Annual Meeting. If a quorum is present, the nominees for director will be elected by a plurality of the votes cast. With respect to any other proposals which may properly come before the Annual Meeting, proposals will be approved, if a quorum is present, upon the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matters at the Annual Meeting.

        A copy of the Haynes International, Inc. Fiscal Year 2007 Annual Report and Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2007, accompany this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes. The solicitation of proxies is being made by Haynes, and all expenses in connection with the solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies in person or by telephone.

PROPOSALS FOR 2009 ANNUAL MEETING

        Stockholder proposals to be considered for presentation and inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders must be submitted in writing to the Secretary of Haynes and received by Haynes on or before November 27, 2008 and not earlier than October 26, 2008. If notice of any other Stockholder proposal intended to be presented at the 2009 Annual Meeting of Stockholders is not received by Haynes on or after October 26, 2008 but on or before November 27, 2008, the proxy solicited by the Board of Directors of Haynes for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Haynes proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

        In addition, any such proposal must be in proper written form. To be in proper written form, a Stockholder's proposal must set forth as to each matter such Stockholder proposes to bring before the 2009 Annual Meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such Stockholder, (c) the class or series and number of shares of capital stock of Haynes which are owned beneficially or of record by such Stockholder, (d) a description of all arrangements or understandings between such Stockholder and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder and any material interest of such Stockholder in such business and (e) a representation that such Stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only individuals and entities known by Haynes to own more than 5% of the outstanding common stock of the Company as of December 31, 2007 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
Rainier Investment Management, Inc.(2)	693,300	5.82%

(1)
The percentage is calculated on the basis of 11,905,310 shares of common stock outstanding as of December 31, 2007.

(2)
The address of Rainier Investment Management, Inc. is Two Union Square, 601 Union Street #2801, Seattle, Washington 98101. Based solely on Form 13F for the quarter ended September 30, 2007, filed November 13, 2007 with the Securities and Exchange Commission

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the ownership of shares of Haynes common stock as of December 31, 2007, by each director, Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated officers during fiscal year 2007 (the "Named Executive Officers") and the directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock.

Name	Number	Percent(1)
Francis J. Petro(2)(3)	39,356	*
John C. Corey(2)(3)	7,452	*
Paul J. Bohan(2)(3)	9,716	*
Donald C. Campion(2)(3)	5,039	*
Robert H. Getz(2)(4)	0	*
Timothy J. McCarthy(2)(3)	5,000	*
William P. Wall(2)(3)	5,000	*
Ronald W. Zabel(2)(3)	5,000	*
August A. Cijan(2)(3)	49,679	*
Anastacia S. Kilian(2)(4)	0	*
James A. Laird(2)(4)	0	*
Marcel Martin(2)(3)	49,679	*
All Directors and Named Executive Officers as a group (12 persons)	177,073	1.49%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 11,905,310 shares of common stock outstanding as of December 31, 2007.

(2)
The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

(3)
All shares reported are shares which may be acquired within sixty days through the exercise of vested stock options.

(4)
Please see "Director Compensation" on page 7 and "Outstanding Equity Awards at Fiscal Year-End" on page 20 of this proxy statement for additional information on unvested options to purchase shares of common stock.

PROPOSALS TO BE VOTED UPON

1.     ELECTION OF DIRECTORS

Nominees

        The Amended and Restated By-Laws of Haynes provide for no fewer than three and no more than nine directors, each of whom is elected for a one-year term. The Board of Directors has fixed the number of directors at eight. The terms of all incumbent directors will expire at the Annual Meeting. The Board of Directors has nominated all of the current directors for re-election at the Annual Meeting. The directors nominated for re-election and the current members of the Board of Directors are (the "Nominated Directors"):

Name	Age	Position	Served as Director Since
Francis J. Petro	68	President and Chief Executive Officer; Director	1999
John C. Corey	60	Chairman of the Board; Director	2004
Paul J. Bohan	62	Director	2004
Donald C. Campion	59	Director	2004
Robert H. Getz	45	Director	2006
Timothy J. McCarthy	67	Director	2004
William P. Wall	45	Director	2004
Ronald W. Zabel	64	Director	2004

        The Board of Directors recommends that Stockholders vote FOR the election of all of the Nominated Directors and, unless authority to vote for any Nominated Director is withheld, the accompanying proxy will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable or for good cause will not serve. Proxies will not be voted for more than eight nominees. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors

        Francis J. Petro was elected President and Chief Executive Officer and a director of the Company in January 1999. From 1995 to the time he joined Haynes, Mr. Petro was President and Chief Executive Officer of Inco Alloys International, a company owned by The International Nickel Company of Canada.

        John C. Corey has been a director and the Chairman of the Board since August 31, 2004. Mr. Corey also serves as a member of the Corporate Governance Committee of the Board. Since January 2006, Mr. Corey has served as President, Chief Executive Officer and a director of Stoneridge, Inc., a manufacturer of electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty thick, agricultural and off-highway vehicle markets. From October 2000 through December 2005, Mr. Corey served as the President, Chief Executive Officer and a director of Safety Components International, Inc., a manufacturer of automotive airbags. Before becoming President and Chief Executive Officer of Safety Components International in October 2000, he served as President and Chief Operating Officer.

        Paul J. Bohan has been a director since August 31, 2004. Mr. Bohan also serves as the Chairman of the Corporate Governance Committee of the Board. He retired as a Managing Director of Citigroup in February 2001. Mr. Bohan currently serves on the Board of Directors of Arena Brands, Inc.; Revlon, Inc.; and the New York Police and Fire Widows' and Children's Benefit Fund.

        Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee of the Board. From January 2003 until July 2004, Mr. Campion served as Chief Financial Officer of Verifone, Inc. Mr. Campion previously served as Chief Financial Officer of several companies, including Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation. He has had experience with implementation of internal controls and Sarbanes-Oxley 404 compliance. Mr. Campion also currently serves on the Board of Directors of McLeod USA, Incorporated, Citation Corporation, and Ecology Coatings, Inc.

        Robert H. Getz has been a director since March 31, 2006. In June 2006, Mr. Getz was elected to serve on the Audit Committee of the Board and in February 2007 he was elected to serve on the Compensation Committee. Since 1996, Mr. Getz has been a Managing Director and Partner of Cornerstone Equity Investors, LLC, a New York-based private equity investment firm which he co-founded. Mr. Getz formerly served on the Boards of Directors of Centurion International, Inc., Novatel Wireless, Inc. and SITEL Corporation.

        Timothy J. McCarthy has been a director since August 31, 2004. Mr. McCarthy also serves as the Chairman of the Compensation Committee and as a member of the Audit Committee of the Board. Since 1985 he has served as the President and Chief Executive Officer of C.E. Minerals, an industrial mineral business.

        William P. Wall has been a director since August 31, 2004. Mr. Wall also serves on the Audit and Corporate Governance Committees of the Board. Mr. Wall joined Abrams Capital, LLC, a value-oriented investment firm headquartered in Boston, in February 2006, where he serves as general counsel and a director of Abrams Capital International, Ltd. and Automile Holdings LLC. From July 2003 through April 2005, Mr. Wall was a Partner in Andover Capital, a hedge fund focused on leveraged companies. Prior to that, he spent seven years at Fidelity Investments in several roles, most recently serving as a Managing Director of Fidelity Capital Investors, a private equity group funded by Fidelity.

        Ronald W. Zabel has been a director since August 31, 2004. Mr. Zabel also serves as a member of the Compensation Committee of the Board. Since November 2005, he has served as the Chief Executive Officer of Springs Industries, and prior to that was President of Springs Window Fashions, LLC, starting in 1999. Mr. Zabel serves on the Board of Directors of Springs Industries, and is also a board member of Springs Window Fashions.

Corporate Governance

Meetings of the Board of Directors and Committees

        The Board of Directors held twenty meetings during the fiscal year ended September 30, 2007. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he was a member. Scheduled meetings are supplemented by frequent informal exchanges of information and actions taken by unanimous votes without meetings. All of the members of the Board of Directors are encouraged, but not required, to attend Haynes' annual meetings. All of the members of the Board of Directors attended Haynes' 2007Annual Meeting. The following chart shows the number of meetings of each of the standing committees of the Board of Directors and meetings of the Board of Directors at which a quorum was present:

Committee	Members	Meetings in Fiscal 2007
Audit	Donald C. Campion Timothy J. McCarthy William P. Wall Robert H. Getz	6
Compensation	Timothy J. McCarthy Donald C. Campion Ronald W. Zabel Robert H. Getz	9
Corporate Governance Committee	Paul J. Bohan John C. Corey William P. Wall	4

Meeting of Non-Management Directors

        Pursuant to the independence standards under the Governance Guidelines and applicable rules of the NASDAQ Stock Market, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person board meeting, to: (a) review the performance of the management team and (b) address any other matters affecting Haynes that may concern individual directors. In fiscal year 2007, the non-management directors met in executive session five times. When meeting in executive session, the senior person present was chosen to preside over these sessions. In most executive sessions, the presiding person was our Chairman, Mr. Corey.

Committee Structure

        The Board of Directors has established an Audit Committee (in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934), a Compensation Committee and a Corporate Governance Committee.

        The Audit Committee is responsible for:

  •
  reviewing and approving conflict of interest transactions for Haynes,

  •
  retaining, reviewing and dismissing the independent auditors,

  •
  reviewing, in connection with the independent auditors, the audit plan, the adequacy of internal controls, the audit report and management letter, and

  •
  undertaking such other incidental functions as the Board of Directors may authorize.

The Board of Directors has adopted a charter for the Audit Committee, a copy of which is posted on our website at www.haynesintl.com/IRBoardCommitteeCharters.htm.

        The Compensation Committee is responsible for:

  •
  administering the stock option plans,

  •
  determining executive compensation policies, and

  •
  administering compensation plans and salary programs, including performing an annual review of the total compensation and recommended adjustments for all executive officers.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on our website at www.haynesintl.com/IRBoardCommitteeCharters.htm.

        The Corporate Governance Committee is responsible for assisting the Board of Directors by overseeing the performance and composition of the Board of Directors to ensure effective governance. The Board of Directors has adopted a charter for the Corporate Governance Committee, a copy of which is posted on our website at www.haynesintl.com/IRBoardCommittee Charters.htm.

Independence of the Board of Directors and Committee Members

        Except for Mr. Petro, all of the members of the Board of Directors, including all of the members of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended and in Rule 4200(A)(15) of the NASD Manual. The Board of Directors has determined that Mr. Campion, the Chair of the Audit Committee, is an "audit committee financial expert" (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is "independent" (as defined by Rule 4200(A)(15) of the NASD Manual).

Family Relationships

        There are no family relationships among the directors and the executive officers of Haynes.

Corporate Governance Committee and Director Nominations

        Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Corporate Governance Committee. The Corporate Governance Committee will base its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Corporate Governance Committee will consider the candidate's experience in areas central to the Company, such as business, finance, legal and regulatory compliance, as well as considering the candidate's personal qualities and accomplishments. The Corporate Governance Committee has no formal policy regarding the consideration of director candidates recommended by Stockholders, but will act on a case-by-case basis in the event of any such recommendation. Due to the process provided for Stockholder nominations (described below), the Corporate Governance Committee believes that it is not necessary to have a formal policy on this matter.

        Stockholders of Haynes may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a Stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the Stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a Stockholder's notice to the Secretary must set forth (a) as to each person whom the Stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the Stockholder giving the notice (i) the name and record address of such Stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such Stockholder, (iii) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (iv) a representation that such Stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Code of Ethics

        Haynes has adopted a code of ethics (as defined by the rules and regulations of the Securities and Exchange Commission) that applies to its Chief Executive Officer, Chief Financial Officer, and Controller, as well as to our directors and other officers and employees, which is called the Code of Business Conduct and Ethics. This Code is posted on our website at www.haynesintl.com/CodeofBusinessConductandEthics.pdf.

Communications with Board of Directors

        Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. Haynes' Secretary will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Haynes or its business, or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Director Compensation Program

        Directors who are also our employees do not receive compensation for their services as directors. Following is a description of our compensation program for non-management directors in fiscal 2007. The Corporate Governance Committee regularly reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

        Annual Retainer

        Non-management members of the Board of Directors received a $40,000 annual retainer related to their Board of Directors duties and responsibilities, which is paid in advance in four equal installments of $10,000 each. Additionally, there is a $20,000 annual retainer for serving as Chairman of the board, also paid in four equal installments. Directors receive a fee of $2,000 for each meeting of the Board of Directors attended in-person or via teleconference. We reimburse directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof. CCA Strategies, a national compensation and employee benefits consulting firm, reviewed the fiscal 2007 annual retainer amounts and confirmed that they were appropriate and in line with those of the peer group. For additional information on the peer group, please see "Compensation Discussion and Analysis—Committee Procedures—Independent Benchmarking" contained elsewhere in this proxy statement.

        Committee Fees

        There is a $15,000 annual retainer for serving as the chairman of the Audit Committee, and a $10,000 annual retainer for serving as chairman of any other committee of the Board of Directors. With the exception of the special committees, which are discussed below, directors receive a fee of $2,000 for each committee meeting attended in-person or via teleconference.

        In fiscal 2007, there were three special committees in operation. These committees were established to help maximize stockholder value and were dissolved once the assigned task was completed. Messrs. Bohan, Getz and Wall served as members of the Offering and Pricing Committee, which was formed in connection with our March 2007 public equity offering. Members of the Offering and Pricing Committee received $10,000 for their services in such capacity, plus $2,000 for each substantive in-person meeting attended. Messrs. Bohan, Campion, Getz and Wall served as members of the Special Committee on Strategic Alternatives, which was formed in fiscal 2006 to lead our evaluation of strategic alternatives and to address the unsolicited bid received in the fourth quarter of that year, with conclusion of that process continuing into the early part of fiscal 2007. Members of the Special Committee on Strategic Alternatives received no annual retainer, but received $2,000 for each committee meeting attended in-person and $1,000 for each committee meeting attended via teleconference. Messrs. Bohan, Corey, Getz and Wall served as members of the Capital Formation and Listing Committee, which was formed in fiscal 2007 to evaluate a possible public offering and, later, to assist in the selection of underwriters for the offering. Members of the Capital Formation and Listing Committee received no annual retainer, but received $2,000 for each committee meeting attended in-person and $1,000 for each committee meeting attended via teleconference. Any non-committee member director who was requested to attend a special committee meeting by the chairperson of such committee received a fee for attendance equal to the fee to be paid to committee members. The necessity of these special committee activities resulted in increased fees for the directors serving on those committees in fiscal 2007.

        CCA Strategies reviewed the committee fees in fiscal 2007 and confirmed that these fee amounts are appropriate and in line with the market in the peer group.

        Stock Options

        In 2004, in connection with our emergence from Chapter 11 reorganization, each non-employee director (other than Mr. Getz) was granted a non-qualified stock option to purchase 15,000 shares of our common stock at a price of $12.80 per share under the 2004 Haynes International, Inc. Stock Option Plan. In connection with becoming a director, Mr. Getz received 15,000 stock options granted on March 31, 2006 at a price of $31.00 per share. In March, 2007, each director was granted non-qualified stock options to purchase 2,000 shares of our common stock at a price of $72.93 per share under the 2007 Haynes International, Inc. Stock Option Plan. The CCA Strategies analysis established the median annual long-term incentive market rate awards for directors was $33,800. The option award granted to directors in fiscal 2007 was valued under the Black-Sholes pricing model at approximately $38,118, or $19.06 per share, and was consistent with the peer group median long-term incentive awards.

        Indemnification Agreements

        Effective August 13, 2006, we agreed to indemnify all of our directors (including Mr. Petro) against loss or expense arising from such individuals' service to us and our subsidiaries and affiliates, and to advance attorneys' fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

        Director Compensation Table

        The following table and footnotes provide information regarding the compensation paid to our non-employee members of the Board of Directors in fiscal 2007.

Name		Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
J. C. Corey, Chairman	2007	$125,000	$38,118	$163,118
P. J. Bohan, Director	2007	$143,000	$38,118	$181,118
D. C. Campion, Director	2007	$154,000	$38,118	$192,118
R. H. Getz, Director	2007	$164,000	$38,118	$202,118
T. J. McCarthy, Director	2007	$139,000	$38,118	$177,118
W. Wall, Director	2007	$139,000	$38,118	$177,118
R. W. Zabel, Director	2007	$105,000	$38,118	$143,118

(1)
Represents the grant date fair value calculated in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee as of September 30, 2007 were Timothy J. McCarthy, Ronald W. Zabel, Donald C. Campion, and Robert H. Getz. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the fiscal year ended September 30, 2007.

  SUBMITTED BY THE COMPENSATION COMMITTEE

  Timothy J. McCarthy, Chair
  Donald C. Campion
  Robert H. Getz
  Ronald W. Zabel

Compensation Discussion and Analysis

        Overview

        This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation for Francis J. Petro, our principal executive officer; Marcel Martin, our principal financial officer; and August Cijan, James Laird, and Anastacia Kilian, our other three most highly compensated executive officers for fiscal 2007. Detailed information regarding the compensation of these executive officers, who are referred to as "Named Executive Officers" or "NEOs", appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

        This Compensation Discussion and Analysis consists of the following parts:

  Responsibility for Executive Compensation Decisions.

  Role of Executive Officers in Compensation Decisions.

  History of Our Compensation Programs.

  Compensation Philosophy and Principles.

  Committee Procedures.

  Setting Named Executive Officer Compensation in fiscal 2007.

  Responsibility for Executive Compensation Decisions

        The Compensation Committee of our Board of Directors, whose membership is limited to independent directors, acts pursuant to a board approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers, and making decisions regarding specific compensation to be paid or awarded to them. Although the Compensation Committee approves all elements of an executive officer's compensation, it approves equity grants and certain other incentive compensation subject to approval by the full board.

        Role of Executive Officers in Compensation Decisions

        No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, Mr. Petro, our Chief Executive Officer, provides the Compensation Committee with performance evaluations and recommends salary levels as part of the compensation determination process. Mr. Petro's performance is evaluated by our Board of Directors. Mr. Petro's fiscal 2007 base salary was established by the employment agreement he entered into in fiscal 2004. Mr. Petro and Mr. Martin, our Chief Financial Officer, work closely with the Compensation Committee on the development of the financial targets and overall annual bonus levels to be provided to the Named Executive Officers under the management incentive plan, or MIP, as those amounts are based on the annual operating budget. The Compensation Committee retains the full authority to accept or reject all compensation recommendations provided by Messrs. Petro and Martin.

        History of our Compensation Programs

        Our compensation programs in effect for the Named Executive Officers in fiscal 2007 were influenced by our recent history. On March 29, 2004, we and our U.S. subsidiaries and U.S. affiliates as of that date filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. Our plan of reorganization was confirmed on August 16, 2004, and became effective when we emerged from bankruptcy on August 31, 2004. Our compensation programs developed at that time had the overriding objective of encouraging our successful progress out of the financial restructuring under our Chapter 11 proceeding.

        During the reorganization process and immediately following emergence from reorganization, our compensation philosophy focused on retaining and recruiting key executives. To that end, the creditor's committee approved the following compensation arrangements:

  •
  an amended and restated employment agreement with Mr. Petro,

  •
  our supplemental executive retirement plan which provides benefits to Mr. Petro,

  •
  termination benefits agreements to encourage the Named Executive Officers (other than Mr. Petro) to remain with the Company through any change in control transaction, and

  •
  consistent with practices of companies emerging from Chapter 11 reorganization, significant upfront equity awards to the Named Executive Officers who were employed at that time to align their interests more closely with those of our new Stockholders.

        With the successful transition from reorganization, our compensation philosophy now emphasizes performance-based awards rather than awards which compensate on the basis of service alone.

        Compensation Philosophy and Principles

        Our compensation program is designed to attract, motivate, reward and retain key executives who drive our success and enable us to consistently achieve corporate performance goals and increase Stockholder value. We seek to achieve these objectives through a compensation package that:

  •
  Pays for performance: Our management incentive plan, or MIP, provides incentives to our executive officers based upon meeting or exceeding specified financial goals, taking into consideration the ability of our executives to influence our financial results.

  •
  Supports our business strategy: The annual bonus provided by our management incentive plan focuses our executive officers on near term goals, while our stock option plans aim to engage management in our long-term growth. We believe both of those elements serve to align management interests with creating Stockholder value.

  •
  Pays competitively: We set compensation levels so that they are in line with that of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

        Committee Procedures

        Since our 2004 reorganization through most of fiscal 2007, the compensation arrangements for our Named Executive Officers remained constant, with benchmarking against peer companies checked periodically by our human resources department. In November 2006, the Compensation Committee engaged the services of CCA Strategies, or CCA, a national compensation and employee benefits consulting firm, to evaluate and advise it regarding the reasonableness of our executive compensation programs and pay. The Compensation Committee consulted with CCA in its review of matters affecting executive compensation, including the Compensation Committee's review of base salary, the MIP, and stock option grants. A representative of CCA participated in meetings of the Compensation Committee at the request of the committee chairman, Mr. McCarthy. We had no prior relationship with CCA before it was engaged by the Compensation Committee, and CCA has not performed other services for us or our management. CCA was acquired by JPMorgan Retirement Services in October 2006. We believe that CCA's confidentiality and security procedures ensure independent advice and that such independence has not been affected by the acquisition. JP Morgan acted as the lead underwriter in our March 2007 public equity offering.

        Before fiscal 2007, our compensation programs and Named Executive Officer compensation were rooted in our overriding goal of emerging successfully from our 2004 reorganization. In light of our successful public offering in March 2007, the Compensation Committee deemed it appropriate to review the compensation of our Named Executive Officers to assure that our compensation arrangements were still appropriate and consistent with our underlying compensation philosophy. To that end, the Compensation Committee:

  •
  reviewed information prepared by our human resources department comparing our compensation programs and amounts payable under those programs with the programs and amounts of a national survey,

  •
  engaged CCA to advise on executive compensation issues,

  •
  established a peer group of companies based on analysis performed by CCA, which we call the Peer Group, and

  •
  compared our compensation programs and amounts payable under those programs with the programs and amounts of the Peer Group.

        As discussed below, the Compensation Committee used benchmarking in setting specific elements of compensation in fiscal 2007. Although the committee believes that benchmarking is appropriate, and it intends to use benchmarking in the future to evaluate the compensation of its Named Executive Officers in light of the compensation provided by our peers, it does not believe that it is appropriate to use a formula based on benchmarks for setting a Named Executive Officer's compensation or any single element of that compensation.

        Internal Benchmarking and Evaluation

        In evaluating Named Executive Officer compensation, each year since fiscal 2004 the Compensation Committee has considered information provided our human resources department and, in prior years, has determined that compensation levels were adequate based on the bench-marks. For fiscal 2007, this information included compensation benchmarking from the "Survey Report of Top Compensation 2006/2007" produced by Watson Wyatt Data Services. The information in the Survey Report was customized to take into consideration our geographic competition, sales volume and industry, thereby providing multiple data sources for comparison. The human resources department also provided information to the committee regarding the salary planning matrix prepared in conjunction with our annual operating budget, individual progress reviews, internal compensation equity and geographic competition. This allowed the Compensation Committee to evaluate the compensation of our Named Executive Officers in light of the compensation paid to our other executives, although such information was not used to establish a formula on which to base compensation.

        Independent Benchmarking

        Since fiscal 2004, the Compensation Committee has relied on the internal benchmarking performed by our human resources department described above. In light of our fiscal 2007 public offering and the time that has passed since our reorganization, the Compensation Committee determined that it was appropriate to retain an independent consultant to verify that our benchmarking and compensation levels were reasonable. As part of its determination of fiscal 2007 compensation levels, the Compensation Committee relied on a comparison provided by CCA of our fiscal 2006 compensation programs and amounts paid under those programs with the programs and amounts of the Peer Group. The Peer Group consisted of information for the named executive officers of a group of 31 peer group companies (listed below) recommended by CCA and approved by the Compensation Committee. The Peer Group is comprised of direct competitors and a broader group of companies in the industrial metals and minerals industries, as well as Indiana-based companies. The companies in the Peer Group had median 2005 revenue of $617,500,000 and median market value of $340,000,000. Haynes had fiscal 2006 revenue of $434,405,000 and market value of $390,000,000, and fiscal 2007 revenue of $559,836,391 and market value of $1,007,983,825. The Compensation Committee believes that the Peer Group is representative of the labor market in which we compete for executive talent.

        The 2007 Peer Group companies were:

Allegheny Technologies Incorporated	A.M. Castle	American Commercial Lines Inc.
Ameron International Corporation	Brush Engineered Materials, Inc.	Carpenter Technology Corporation
Coachmen Industries, Inc.	Compass Minerals International, Inc.	CTS Corporation
Ducommun Inc.	Enpro Industries, Inc.	Franklin Electric Co., Inc.
Insteel Industries, Inc.	Keystone Consolidated Industries, Inc.	Ladish Co., Inc.
Matthews International Corporation	Metalico, Inc.	Northwest Pipe Company
Olympic Steel, Inc.	Precision Castparts Corp.	RTI International Metals, Inc.
Shiloh Industries, Inc.	Skyline	Steel Technologies, Inc.
Supreme Industries, Inc.	Symmetry Medical, Inc.	Titan International, Inc.
Titanium Metals Corporation	United Industrial Corporation	Universal Stainless & Alloy Products, Inc.
Wolverine Tube, Inc.

        Through CCA's benchmarking study, the Compensation Committee compared the total amount of the Named Executive Officers' base salary, annual bonus under the MIP, total cash compensation and long-term incentives (stock options) with both the 50th and 75th percentiles of the Peer Group companies. These measures were compared on both a group and individual level.

        Setting Named Executive Officer Compensation in Fiscal 2007

        Components of Compensation

        The chief components of each Named Executive Officers' compensation are:

  •
  base salary,

  •
  annual cash bonus under the MIP, and

  •
  longer-term equity incentive compensation in the form of stock options.

        In general, we seek to achieve a balance among these components that reflects the balance offered by the companies in the Survey Report and the Peer Group for officers holding comparable positions.

        Base Salary

        The purpose of the base salary is to provide a fixed element of compensation to the Named Executive Officers based on the scope and complexity of their role, their current and historical performance and their relative position compared to that paid by peer companies. In determining fiscal 2007 base salary for the Named Executive Officers, the Compensation Committee considered multiple factors. Initially, the Compensation Committee used as a benchmark the median base salary paid by the companies in the Survey Report and the Peer Group companies for executives holding similar positions. After reviewing the market data, the Compensation Committee determined that it would use the median base salary of the named executive officers in the Peer Group holding equivalent positions to our Named Executive Officers as a baseline for determining the reasonableness of the base salaries of our Named Executive Officers. The Compensation Committee believes that this median reflects a range of salaries which are reasonable but which also serve the goals of retention and competitiveness. The

Compensation Committee compared the base salary paid to the Named Executive Officers as of January 1, 2007 to the median. The following table shows the January 1, 2007 base salary of each Named Executive Officer as a percentage of the median base salary for similarly titled officers in the Peer Group:

Named Executive Officer	January 1, 2007 Base Salary as a Percentage of the Median Market Rate

Francis J. Petro	101%
Marcel Martin	92%
August Cijan	90%
James Laird	91%
Anastacia Kilian	80%

        After reviewing how the base salary of each Named Executive Officer on January 1, 2007 compared to the median of base salaries for counterparts in the Peer Group, the Compensation Committee then reviewed individual progress reviews for the Named Executive Officers. Mr. Petro prepares these reviews for the other Named Executives Officers, while the Board of Directors prepares Mr. Petro's performance review. In addition, the Compensation Committee reviewed corporate financial performance and the salary planning matrix which is prepared in accordance with our annual operating budget, each as provided by our human resources department. The Compensation Committee also took into consideration base salary recommendations from Mr. Petro and the internal equity of base salaries among the Named Executive Officers, but also base salary equity among the rest of the executive team and employees at all levels of the Company. These factors were used by the Compensation Committee to determine whether to increase the base salary of each Named Executive Officer (other than Mr. Petro) for the remainder of fiscal 2007. Mr. Petro's fiscal 2007 base salary was established by his employment agreement and was not changed as a result of this review. For the other Named Executive Officers, based on the above factors, the following increases were made to the base salaries, effective as of July 1, 2007:

Named Executive Officer	Base Salary as of July 1, 2007	Base Salary as a Percentage of the Median Market Rate

Marcel Martin	$230,000	96%
August Cijan	$210,000	95%
James Laird	$210,000	95%
Anastacia Kilian	$165,000	88%

        Management Incentive Plan—Annual Non-Equity Incentive Plan Compensation

        The purpose of the management incentive plan, or MIP, is to provide an annual cash bonus based on the achievement of specific financial performance goals, tying compensation to the creation of value for Stockholders. Specifically, under the MIP the Board of Directors has the discretion to award a cash bonus equal to a percentage of the employee's base salary. The percentage of base salary which may be awarded will vary depending upon whether consolidated corporate financials goals in the minimum, target or maximum performance levels are met. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions, or adjusting the financial performance measures based on variable costs such as raw materials.

        For fiscal 2007, the target performance level was established by our consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the

CFO to the Board of Directors for its review and approval. The minimum performance level was established at 85% of the target performance level, while the maximum performance level was established at 115% of the target performance level. The target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management's presentation of the annual operating budget, while the minimum and maximum levels represent more and less achievable variations of that budget.

        For fiscal 2007, the minimum, target and maximum performance levels were as follows:

	(in millions)
	EBITDA	Net Income	Revolver

Minimum	$89.0	$45.8	$23.0
Target	$105.0	$55.7	$13.0
Maximum	$121.0	$65.8	$3.0

        For purposes of the management incentive plan, EBITDA is a non-GAAP financial measure which is calculated using information included in our fiscal year-end audited financial statements. We calculate this measure by starting with our operating income, increased by other income (exclusive of interest income) and reduced by other expense and further adjusted as follows, without duplication and only to the extent such items are included as a component of operating income:

  (1)
  increased by depreciation and amortization,

  (2)
  reduced by cash expenditures in excess of book expense,

  (3)
  increased or reduced by other charges that are considered to be non-recurring or special items, such as fresh start adjustments,

  (4)
  increased or reduced by non-cash gains, losses, income or expense, such as non-cash compensation expense,

  (5)
  increased or reduced to eliminate the effects of extraordinary items, within the meaning of GAAP, and

  (6)
  increased or reduced to eliminate the effects of accounting changes implemented during the fiscal year, and increased or reduced to eliminate the impact of discontinued operations.

        The table below shows the payout opportunities for the Named Executive Officers ($ in thousands):

	Minimum Bonus as % of Salary	Minimum Bonus $	Target Bonus as % of Salary	Target Bonus $	Maximum Bonus as % of Salary	Maximum Bonus $
Francis J. Petro	35%	$168	60%	$288	90%	$432
Marcel Martin	25%	$57.5	45%	$103.5	67.5%	$155.3
August Cijan	25%	$52.5	45%	$94.5	67.5%	$141.8
James Laird	25%	$52.5	45%	$94.5	67.5%	$141.8
Anastacia Kilian	12.5%	$20.6	25%	$41.3	37.5%	$61.9

        For fiscal 2007, the Named Executive Officers were awarded bonuses at the minimum level. While the revolver balance at September 30, 2007 did not meet the goals established at any of the performance levels, net income and EBITDA both exceeded the target level. Using the discretion granted under the MIP to adjust the financial performance measures up and down based on variable costs, the Board of Directors, based upon the recommendation of the Compensation Committee, believed that it was appropriate to pay bonuses at the minimum level to reward achievement on both net income and EBITDA.

        The bonuses payable under the fiscal 2007 MIP were established in reference to the historical payouts made under the MIP since fiscal 2004. CCA's benchmarking report was provided to the Compensation Committee following the adoption of the fiscal 2007 MIP, so it was not a factor in determining the amount of the bonuses to be paid to the Named Executive Officers thereunder. The Compensation Committee believes, however, that the benchmarking report underscores the reasonableness of the bonus amounts payable at all levels under the MIP. The bonuses which would have been payable in fiscal 2007 for achieving the target performance level would have been 72.8% of the median bonuses paid in 2006 at the Peer Group companies.

        Non-Plan Cash Bonus

        In fiscal 2007, Ms. Kilian was given a one-time bonus of $150,000 upon the closing of our public equity offering. At the time of Ms. Kilian's employment in July 2006, we were unable to grant her any stock options as a result of the low number of options available for grant at that time. The Compensation Committee believed that Ms. Kilian's role in the equity offering as our general counsel was important and that she should be incentivized and rewarded for seeing the offering to a successful completion.

        Stock Option Grants

        We have two stock option plans that authorize the granting of non-qualified stock options to certain of our key employees and non-employee directors for the purchase of a maximum of 1,500,000 shares of our common stock. Our original option plan was adopted in 2004 pursuant to our plan of reorganization and provides for the grant of options to purchase up to 1,000,000 shares of our common stock. In January 2007, our Board of Directors adopted a new option plan, also approved by our Stockholders in fiscal 2007, that provides for options to purchase up to 500,000 shares or our common stock. All options granted under our plans vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. Options granted pursuant to our option plans are intended to qualify as qualifying performance-based compensation exempt from this deduction limitation. As a result, it is not anticipated that the deduction limit will be exceeded for any executive employee.

        As discussed above, in connection with the Company's emergence from Chapter 11 reorganization in late 2004, the Named Executive Officers (other than Ms. Kilian, who was not employed with us at that time) as well as other members of our management team were granted significant up-front equity awards which recognized the efforts of the management team required to re-launch operations after the reorganization. In fiscal 2005 and 2006, the Compensation Committee did not issue any further equity compensation grants (other than to newly hired or promoted executives), while the management team was given time to grow our business by executing the post-reorganization strategy.

        Following our public offering in fiscal 2007, in which all of our executive officers and directors were given the opportunity to include for sale up to 50.3% of the shares underlying their total options (vested and unvested at that date), the Compensation Committee determined that the timing was appropriate to grant further stock options to ensure that the long-term interests of management continued to be aligned with the Stockholders and to encourage their focus on our long-term performance. To that end, the Compensation Committee granted stock options to the management team, including the Named Executive Officers, in March 2007. The Compensation Committee believes that the stock options, in conjunction with the other elements of compensation described herein, align management's interests with those of the Stockholders and will provide no return whatsoever if Stockholders do not realize gains. In determining the number of shares to be granted to the Named Executive Officers, the Compensation Committee established the value of the shares underlying the options at $19.06 pursuant to Financial Accounting Standard 123R, or FAS 123R using the Black-Sholes pricing model. The committee then set a total pool of options for grant to all executive officers not to exceed $2.7 million. Finally, to determine the number of options granted to the Named Executive Officers, the Compensation Committee split the options pool based roughly on the percentage of the total option pool each Named Executive Officer received in fiscal 2004, or the percentage that others at such Named Executive Officer's level received in the event that the Named Executive Officer was not employed in fiscal 2004.

        We currently do not have any formal plan requiring us to grant equity compensation on specified dates. With respect to newly hired or promoted executives, our practice is typically to consider stock grants at the first meeting of the Compensation Committee and board following such executive's hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant. The Compensation Committee will consider whether or not to grant additional options to the management team on an annual basis.

        Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan, health care plan, life insurance plan and other welfare benefit programs. Our benefits are designed to be competitive with other employers in the central/northern Indiana region to enable us to compete for and retain employees.

        In addition, we maintain the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of all eligible domestic employees, including the Named Executive Officers. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

        Mr. Petro participates in the Supplemental Executive Retirement Plan, or SERP. A discussion of the SERP is set forth below under "CEO Compensation."

        Perquisites

        We provide limited perquisites to certain executives. These arrangements are primarily intended to increase the efficiency of an executive by allowing him or her to focus on business issues and to provide business and community development opportunities. These perquisites consist of company cars for Messrs. Petro, Martin, Cijan and Laird; country club memberships for Messrs. Petro, Martin, and Laird; and the payment of life insurance and disability insurance premiums for Messrs. Petro, Martin, Cijan and Laird, and Ms. Kilian. In addition, Mr. Petro is entitled to reimbursement for personal travel as provided in his employment agreement, which is discussed under "CEO Compensation" in greater detail. With the exception of Mr. Petro's personal travel and life insurance premiums, and income associated with auto usage for Messrs. Martin, Cijan and Laird, no single perquisite exceeds $10,000 per year.

        Severance; Change in Control

        Pursuant to his employment agreement in effect for fiscal 2007, Mr. Petro was entitled to compensation under certain circumstances relating to his severance from employment with the Company. This severance compensation is under "CEO Compensation" in greater detail.

        We have entered into Termination Benefits Agreements with the Named Executive Officers (other than Mr. Petro), which provide severance and change in control compensation. We recognize that Haynes, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our Named Executive Officers to leave or could distract them in the performance of their duties, to our detriment and the detriment of our Stockholders. We have entered into these agreements to protect the Named Executive Officers against the loss of their positions and to reinforce and encourage their continued attention to their assigned duties without distraction, ensuring their continued availability in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of the company and our Stockholders. We also believe that it is in the best interests of Haynes and our Stockholders to offer such agreements to our Named Executive Officers insofar as we compete for executive talent in a highly competitive market in which companies routinely offer similar severance and change in control benefits to senior executives.

        CEO Compensation

        Mr. Petro's compensation is determined using the same principals as applied to the other Named Executive Officers. It is the goal of the Compensation Committee to ensure that the process for assessing Mr. Petro's performance is objective and thorough, with performance standards that emphasize corporate performance goals and Stockholder value.

        As with the other Named Executive Officers, the Compensation Committee begins the assessment of Mr. Petro's compensation by looking at his position relative to other CEO's in the Peer Group. As of September 30, 2007, as established by his employment agreement, Mr. Petro's:

  •
  base salary was 101% of the median of the CEO's in the Peer Group,

  •
  actual annual bonus under the management incentive plan was 56% of the median of the CEO's in the Peer Group,

  •
  total cash compensation was 78% of the median of the CEO's in the Peer Group, and

  •
  total compensation (which included the value of stock options granted in fiscal 2004) was 131% of the median of the CEO's in the Peer Group.

        As was the case with the other Named Executive Officers, Mr. Petro received significant up-front equity in fiscal 2004 in the form of 200,000 stock options in connection with our emergence from Chapter 11 reorganization. A discussion of this grant can be found above under "History of our Compensation Programs." From fiscal 2004 through March of fiscal 2007, Mr. Petro was granted no further stock options. In March, 2007, Mr. Petro was granted 24,000 stock options. This amount was based on the same analysis as the grants made to the other Named Executive Officers discussed above under "Elements of Compensation—Stock Options."

        There are two elements of Mr. Petro's compensation which are unique among the Named Executive Officers. First, we have entered into an employment agreement with Mr. Petro. Since the date of Mr. Petro's employment with the Company, the terms of his employment and compensation have been set forth in an employment agreement. As part of our reorganization, Mr. Petro entered into an amended employment agreement which terminated on September 30, 2007. Our Compensation Committee recommended that we enter into a new one-year agreement with Mr. Petro to become effective on October 1, 2007, following the termination of the then-effective agreement. The Compensation Committee believes that an employment agreement serves as an inducement to our chief executive to work at a small, dynamic and rapidly growing company. Mr. Petro is a highly experienced executive with approximately 40 years of experience in the metals industry. He successfully led Haynes through both our reorganization and our 2007 public offering. The terms of Mr. Petro's employment agreement in effect for fiscal 2007 are described below under "Summary Compensation Table and Narrative Disclosure".

        In addition to his employment agreement, Mr. Petro is also the sole participant in our Supplemental Executive Retirement Plan, or SERP. The purpose of the SERP is to provide Mr. Petro with unfunded, non-qualified deferred compensation benefits upon his retirement, disability or death. The SERP was created in 2002 and was not rejected by the creditor's committee in the Chapter 11 reorganization. The Compensation Committee believes that Mr. Petro's seniority, role within our company, and his illustrated commitment and dedication to our company justify the benefits he receives under the SERP. Pursuant to Mr. Petro's SERP agreement, his benefit under the SERP is equal to 3% of the product of his years of service and his average compensation, reduced by the value of benefits to which Mr. Petro may be entitled under our Pension Plan. The benefit will be paid in an actuarial equivalent lump sum payment upon the termination of employment or death as previously elected by Mr. Petro.

Compensation Tables and Narrative Disclosure

        Summary Compensation Table

        The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the company for the CEO, CFO and the other Named Executive Officers.

        The narrative and footnotes below describe the total compensation paid for fiscal 2007 to the Named Executive Officers, each of whom was serving as an executive officer on September 30, 2007, the last day of our fiscal year. For information on the role of each element of compensation within the total compensation package, please see the discussion above under "Compensation Discussion and Analysis".

        Salary—This column represents the base salary earned during fiscal 2007, including any amounts invested by the Named Executive Office in our 401(k) plan.

        Bonus—This column represents any special cash bonuses paid in fiscal 2007 outside of the 2007 MIP.

        Option Awards—This column represents the compensation expense we recognized for financial statement reporting purposes for options awarded in fiscal 2007, computed in accordance with Financial Accounting Standard (FAS) 123R, with respect to stock options granted in fiscal 2007. Under FAS 123R, compensation expense is calculated using the Black-Sholes option pricing method and spread over the expected life of the stock option.

        Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2007 by the Named Executive Officers under the 2007 MIP.

        Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2007 in the pension value for the Haynes International, Inc. Pension Plan, and, in the case of Mr. Petro, the SERP. We do not pay above market rates or preferential rates under the SERP. A description of the Pension Plan can be found below under "Pension Benefits".

        All Other Compensation—This column represents all other compensation for fiscal 2007 not reported in previous columns, such as our matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain perquisites and benefits.

Name And Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(5)		Total ($)

F. J. Petro, President & CEO	2007	$480,000	—		$457,419	$168,000	$361,656	(4)	$65,038		$1,524,113
M. Martin, VP of Finance & CFO	2007	$222,308	—		$228,710	$57,500	$64,749		$32,012		$605,279
A. A. Cijan, VP of Operations	2007	$202,308	—		$190,591	$52,500	$23,732		$20,145		$489,276
J. A. Laird, VP of Marketing, Research & Development	2007	$202,308	—		$190,591	$52,500	$68,524		$23,955		$537,878
A. S. Kilian, VP of General Counsel & Corporate Secretary	2007	$153,462	$150,000	(1)	$152,473	$20,625	—		—	(6)	$476,560

(1)
Reflects a one-time bonus paid to Ms. Kilian upon the closing of our 2007 public offering.

(2)
The options were valued pursuant to SFAS 123R using the Black-Sholes option pricing model, and using the following assumptions: dividend yield of 0%; risk free rate of return of 4.45%; expected volatility of 30%; and an expected life of three years.

(3)
Reflects amounts earned in fiscal 2007 under the 2007 MIP, but paid in the first quarter of fiscal 2008. Amounts earned under the 2006 Management Incentive Plan were paid in the first quarter of fiscal 2007, but are not reflected in this table as they were earned in fiscal 2006. Please see the discussion of the Management Incentive Plan under "Compensation Discussion and Analysis".

(4)
Reflects $12,037 attributable to a change in the value of Mr. Petro's benefits under the pension plan, and $349,619 attributable to a change in the value of Mr. Petro's benefits under the SERP.

(5)
Amounts shown in the "All Other Compensation" column include the following:

Name	Year	Taxable Auto	Personal Travel	Country Club	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Total
F. J. Petro	2007	$1,486	$35,634	$3,892	$16,012	$4,691	$3,323	—	$65,038
M. Martin	2007	$18,314	—	$4,595	$1,175	$4,447	$3,481	—	$32,012
A. A. Cijan	2007	$10,646	—	—	$1,604	$3,297	$4,246	$352	$20,145
J. A. Laird	2007	$10,775	—	$3,924	$1,069	$3,588	$4,216	$383	$23,955

(6)
Total value under $10,000.

        Employment Agreement with Mr. Petro—Pursuant to Mr. Petro's employment agreement in effect on September 30, 2007, Mr. Petro's base salary in fiscal 2007 was $480,000 per year, with bonus targets to be determined by the Board of Directors annually prior to or at the commencement of the applicable fiscal year. If Mr. Petro's employment is terminated by reason of the expiration of the employment term, Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; and (ii) the benefits that he has been granted under our Supplemental Executive Retirement Plan. In addition, any unvested stock options held by Mr. Petro at the time of the expiration of his employment term will terminate immediately and any vested options will remain exercisable for 90 days following termination or until the option expires, whichever is less. If Mr. Petro's employment is terminated by Haynes for "cause" or he resigns without "good reason,"

Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; and (ii) the benefits that he has been granted under the Supplemental Executive Retirement Plan of Haynes. In addition, (i) if Mr. Petro's termination is for "cause," any vested and unvested stock options will terminate immediately; and (ii) if his termination is for "good reason," any unvested stock options will terminate immediately and any vested options will remain exercisable for 30 days following termination or until the option expires, whichever is less. If Mr. Petro's employment is terminated by Haynes without "cause" or by Mr. Petro without "good reason," Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; (ii) two times his annual base salary; (iii) two times his average bonus for the two fiscal years preceding his termination; (iv) continuation of certain health and welfare benefits for two years following termination or until comparable benefits are obtained from a new employer, whichever is less; and (v) the benefits that he has been granted.

        Upon the expiration of Mr. Petro's employment agreement on September 30, 2007, we entered into a new employment agreement with Mr. Petro. The new agreement, which expires on September 30, 2008, provides for an annual base salary of $520,000, and an annual bonus based upon our achievement of specific performance goals which shall be determined by the Compensation Committee in its sole and absolute discretion (which will be administered under the fiscal 2008 MIP). If Mr. Petro's employment (a) expires at the end of the term of the agreement, (b) is terminated for "cause" or Mr. Petro resigns without "good reason", or (c) ends due to death or disability, he will be entitled to the benefits under the SERP. If Mr. Petro's employment is terminated without "cause" or by Mr. Petro resigns for "good reason", Mr. Petro is entitled to: (a) the benefits under the SERP; (b) a lump sum payment equal to (i) the amount of the annual base salary he would have earned if he had continued to be employed for the entire term of the agreement, plus (ii) the amount of the target bonus under the fiscal 2008 MIP; and (c) continuation of medical and hospitalization benefits through the term of the agreement, although such benefits terminate to the extent that Mr. Petro obtains comparable benefits coverage from another employer.

        Grants of Plan-Based Awards in Fiscal 2007

        During fiscal 2007, the Named Executive Officers received two types of plan-based awards:

        Management Incentive Plan—The MIP is an incentive plan based on achieving pre-established net income, EBITDA and revolver balance targets. Awards under the Management Incentive Plan are paid in cash. For details of this plan, see the description above under "Compensation Discussion and Analysis—Setting Named Executive Officer Compensation in Fiscal 2007—Management Incentive Plan—Annual Non-Equity Incentive Plan Compensation".

        Stock Options—Non-qualified options were granted on March 31, 2007 under the Haynes International, Inc. 2007 Stock Option Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the date of grant.

        Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant type					All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/SH)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Grant Date	Threshold ($)	Target ($)	Max ($)
F. J. Petro	MIP	—	$168,000	$288,00	$432,000
	Option	3/30/07				24,000	$72.93	$457,419
M. Martin	MIP	—	$57,500	$103,500	$155,250
	Option	3/30/07				12,000	$72.93	$228,710
A.A. Cijan	MIP	—	$52,500	$94,500	$141,750
	Option	3/30/07				10,000	$72.93	$190,591
J.A. Laird	MIP	—	$52,500	$94,500	$141,750
	Option	3/30/07				10,000	$72.93	$190,591
A.S. Kilian	MIP	—	$20,625	$41,250	$61,875
	Option	3/30/07				8,000	$72.93	$152,473

(1)
These columns reflect amounts under the MIP for fiscal 2007 only. "Threshold" column represents the minimum payable when threshold performance is met. The "Target" column represents the amount payable if the target performance is met, and the "Maximum" column represents the maximum payable in the event that the highest level of financial performance is met. For fiscal 2007, the Named Executive Officers were paid the threshold amounts. All awards were paid out in the first quarter of fiscal 2008.

(2)
The exercise price of each option is equal to the closing market price of shares of common stock on the grant date, March 30, 2007.

(3)
Represents the grant date fair value calculated in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

        Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the Named Executive Officers' outstanding equity awards as of September 30, 2007. The equity awards consist of stock options. The table includes the following:

        Number of Securities Underlying Unexercised Options (Exercisable)—The column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.

        Number of Securities Underlying Unexercised Options (Unexercisable)—The column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercise Price—In the case of grants made in connection with our emergence from Chapter 11 reorganization on August 31, 2004, the exercise price was $12.80 per share, which was established by the creditors committee and set forth in the plan of reorganization. The fair value of our common stock on August 31, 2004 was $15.37 per share without regard to any adjustment for lack of marketability or minority discount, but based upon a contemporaneous valuation of the enterprise as a whole using the same discounted cash flow method used in determining our reorganization value. All other option exercise prices are equal to the closing market price of shares of common stock on the grant date.

        Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the optionholder. In all cases, this is ten years from the date of grant.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)		Option Expiration Date
F. J. Petro	8/31/04 3/30/07	99,356 —	— 24,000	$ $	12.80 72.93	8/31/2014 3/30/2017
M. Martin	8/31/04 3/30/07	49,679 —	— 12,000	$ $	12.80 72.93	8/31/2014 3/30/2017
A. A. Cijan	8/31/04 3/30/07	49,679 —	— 10,000	$ $	12.80 72.93	8/31/2014 3/30/2017
J. A. Laird	8/31/04 3/30/07	— —	— 10,000	$ $	12.80 72.93	8/31/2014 3/30/2017
A. S. Kilian	3/30/07	—	8,000		$72.93	3/30/2017

(1)
Vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercises

        The table below provides information on the Named Executive Officers' exercise of vested stock options:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F. J. Petro	100,644	$5,253,617
M. Martin	50,321	$2,626,756
A. A. Cijan	50,321	$2,626,756
J. A. Laird	100,000	$6,043,214
A. S. Kilian	—	—

        The majority of shares acquired upon exercise as shown in the above table were acquired in connection with our 2007 equity offering in which directors and officers were given the opportunity to include 50.3% of the shares underlying their total vested and unvested options as of March 23, 2007. Specifically, the options exercised in connection with the equity offering and the options otherwise exercised in fiscal 2007 were as follows:

	Exercises in Connection with Offering		Other Exercises
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F.J. Petro	100,644	$5,253,617	—	—
M. Martin	50,321	$2,626,756	—	—
A.A. Cijan	50,321	$2,626,756	—	—
J.A. Laird	50,321	$2,626,756	49,679	$3,416,459
A.S. Kilian	—	—	—	—

        Pension Benefits

        We maintain a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting us to deduct for federal income tax purposes all amounts contributed by it to the pension plan pursuant to funding requirements. Our plan of reorganization and emergence from bankruptcy did not change the terms of the pension plan. The following table sets forth the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service for employees under the pension plan, based on retirement at age 65 on or after October 31, 2006. The maximum annual salary permitted for 2007 under Section 401(a)(17) of the Internal Revenue Code is $220,000. The maximum annual benefit permitted for 2007 under Section 415(b) of the Code is $175,000. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate.

Name	Year	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
F. J. Petro	2007	Defined Benefit SERP	8 8	$ $	284,807 1,924,868
M. Martin	2007	Defined Benefit	21		$499,149
A. A. Cijan	2007	Defined Benefit	14		$214,197
J. A. Laird	2007	Defined Benefit	24		$527,791
A. S. Kilian	2007	—	—		—

        Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service, or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.4% of the employee's average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee's average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee's accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62, (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above, or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service, and payments to an employee's surviving spouse. Participants' interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001, became 100% vested in their benefits on that date. Vested benefits are generally paid beginning at or after age 55.

Audit Committee Report

        The Audit Committee reviews Haynes' financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2007, with Haynes' management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments, and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

        The Audit Committee discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the auditors' independence from Haynes and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Haynes' Annual Report on Form 10-K for the year ended September 30, 2007, for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

        Respectfully submitted,

  Donald C. Campion
  Timothy J. McCarthy
  William P. Wall
  Robert H. Getz

Independent Registered Public Accounting Firm

        In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche, LLP ("Deloitte"), an independent registered public accounting firm, to be Haynes' auditors for the fiscal year ending September 30, 2008. Before selecting Deloitte, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte in all of these respects. Haynes has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in Haynes.

        Deloitte has acted as independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of Haynes' financial statements.

	Fiscal 2007	Fiscal 2006
Audit fees	$1,123,527	$707,267
Audit-related fees	$53,102	$47,057
Tax fees	$514,308	$237,365

        Audit Fees—Audit fees in the fiscal years ended September 30, 2006 and 2007, included fees for an integrated audit which includes the Sarbanes-Oxley attestation audit including reporting to the

Securities and Exchange Commission (SEC). Fiscal year ended September 30, 2007 included services related to the filing of a Registration Statement on Form S-1 with the SEC in connection with our equity offering.

        Audit-Related Fees—Audit-related fees in the fiscal years ended September 30, 2006 and 2007, included approximately $47,000 and $53,000, respectively, related primarily to due diligence consulting and benefit plan audits.

        Tax Fees—Tax fees in the fiscal year ended September 30, 2006 and 2007 included approximately $237,000 and $514,000 respectively, related to tax compliance, tax advice and planning services. Services include preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

        All Other Fees—The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors' independence. All audit and non-audit services performed by the Company's independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors' independence.

        Haynes' policies require that the scope and cost of all work to be performed for Haynes by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of Haynes, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2006 and 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of Haynes securities with the Securities and Exchange Commission (SEC). Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from Haynes' records. Based on information available to us, we believe that all filing requirements were met during fiscal year 2007, except that (i) a Form 4 reporting the disposition of options and the acquisition and disposition of stock on behalf of Director Wall was accepted by the SEC's electronic filing system one business day later than the two-day deadline, as a result of an inadvertent administrative error; (ii) a Form 4 reporting the disposition of options and acquisition of stock filed on behalf of Director Campion was accepted by the SEC's electronic filing system one business day later than the two-day deadline, as a result of an inadvertent change in his individual electronic filing code by another company on whose board he sits; and (iii) a Form 4 and Form 5 reporting the disposition stock previously acquired through an option exercise were not filed on behalf of Director Zabel until after the respective deadlines due to an inadvertent administrative oversight by the Company, although a corrective Form 5 filing was ultimately made.

2.     OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted with respect to such matters in accordance with the recommendations of the Board of Directors of Haynes.

By Order of the Board of Directors,

Anastacia S. Kilian
Secretary
January 25, 2008

HAYNES INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

MONDAY, FEBRUARY 25, 2008
2:00 P.M. (EST)

HOLIDAY INN SELECT AIRPORT
Indianapolis International Airport
2501 South High School Road
Indianapolis, Indiana

Haynes International, Inc. 1020 West Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, February 25, 2008, or any adjournment thereof.

This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 and 2. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies.

By signing the Proxy, you revoke all prior proxies and appoint Francis J. Petro, Marcel Martin and Anastacia S. Kilian, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the company, the Proxy Statement and the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 is hereby acknowledged.

This revocable Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the company a later-dated Proxy, (ii) attending the Annual Meeting and voting in person, or (iii) giving written notice of revocation to the Secretary of the company.

See reverse for voting instructions.

\/    Please detach here    \/

This Proxy is solicited on behalf of the Board of Directors.
Please date, sign and return as soon as possible in the enclosed envelope.Your vote is important, regardless of the number of shares you own.

1.	Election of directors:	01 Paul J. Bohan 02 Donald C. Campion 03 John C. Corey 04 Robert H. Getz	05 Timothy J. McCarthy 06 Francis J. Petro 07 William P.Wall 08 Ronald W. Zabel	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item 1.

2.	Other Matters: In their discretion, on such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.

Address Change? Mark Box Indicate changes below:	☐	Do you plan to personally attend the Annual Meeting of Stockholders	☐	Yes	☐	No

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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